EXHIBIT 5.1

OPINION AND CONSENT OF VORYS, SATER, SEYMOUR AND PEASE LLP

June 30, 2005

DSW Inc.
4150 East 5th Avenue
Columbus, Ohio 43219

Ladies and Gentlemen:

Re:	DSW Inc. – Registration Statement for Offering of 4,600,000 Class A Common Shares

Dear Ladies and Gentlemen:

     We have acted as Ohio counsel to DSW Inc., an Ohio corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 4,600,000 Class A common shares, without par value, of the Company (the “Common Shares”) for issuance under the DSW Inc. 2005 Equity Incentive Plan (the “2005 Plan”).

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed such documents, records and matters of law as we have deemed necessary for purposes of this opinion letter. Based on such review, we are of the opinion that, if, as and when the Common Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the 2005 Plan and in accordance with the Registration Statement, such Common Shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2005 Plan, or the Common Shares issuable under the 2005 Plan.

Very truly yours,

/S/ VORYS, SATER, SEYMOUR AND PEASE LLP